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                                                                EXHIBIT 21
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                           SUBSIDIARIES OF REGISTRANT



The Mountbatten Surety Company, Inc., incorporated under the laws of the Commonwealth of Pennsylvania, is 100% owned by Registrant.

HMS Dreadnought, Inc., incorporated under the laws of the State of Delaware, is 100% owned by Registrant.